EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

ACCO Brands Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock	Rule 457(c) Rule 457(h)	4,550,000	$3.875	$17,631,250	$0.00015310	$2,699.34
		Total Offering Amounts				$17,631,250		$2,699.34
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$2,699.34

(1) There are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the 2022 ACCO Brands Corporation Incentive Plan, as amended (the “Plan”) as a result of the antidilution provisions contained therein, and such indeterminate amount of plan interests.

(2) Reflects additional shares that have been reserved and made available for issuance under the Plan.

(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low trading prices ($3.92 and $3.83, respectively) of the Common Stock on May 14, 2025, as reported on the New York Stock Exchange.